COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS
AFFILIATED WITH MEMBERS OF THE
AMERICAN REALTY CAPITAL TRUST V SELLING GROUP

We are writing to inform current and prospective members of the American Realty Capital Trust V, Inc. (“ARCT V”) selling group that, effective June 21, 2013, Realty Capital Securities, LLC (“RCS”) will no longer solicit new members for the ARCT V selling group.  This decision, made jointly by ARCT V’s Advisor and RCS, is based on several factors.

We are committed to keeping our selling groups appropriately sized and believe that the current ARCT V selling group is “right sized” to complete the offering. Importantly, the firms that have supported our efforts, and with which we have developed strong relationships at both the home office and financial advisor levels, deserve to participate as contemplated in the successful completion of the ARCT V capital raise.  The current size and composition of the selling group, coupled with the present velocity of the capital raise, in excess of $200 million per month, have contributed to this decision.  We believe that our existing selling group has ample capacity and ability to raise the maximum amount of the offering in order to complete the equity capitalization of ARCT V.

As of today, the ARCT V selling group consists of 165 firms with approximately 50,000 financial advisors.

We will consider for execution selling agreements with broker dealers that are actively engaged in the diligence process as of June 21, 2013.

Additionally, American Realty Capital has advised that it does not currently expect to introduce a successor public non-listed net lease offering until at least 12 months following the close of the ARCT V offering which is expected to occur later this year.  This will afford it sufficient time to both deploy raised capital and to assess market conditions, the economic climate and the interest rate environment as they apply to public non-listed net lease offerings.

Please feel free to contact us with any questions on this announcement.

Best,

Mike and Louisa

Michael Weil Chief Executive Officer Realty Capital Securities	Louisa Quarto President Realty Capital Securities

Not For Further Distribution
Please do not forward this electronic communication.

Copyright (C) 2013 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC. (Member FINRA/SIPC) is the dealer manager for American Realty Capital Trust V, Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by means of the prospectus.

To obtain a prospectus for American Realty Capital Trust V, Inc., please contact: Realty Capital Securities, LLC (Member FINRA/SIPC), Three Copley Place, Suite 3300, Boston, MA 02116, 877-373-2522.